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                             UNITED STATES DISTRICT COURT
                             NORTHERN DISTRICT OF GEORGIA
                                   ATLANTA DIVISION

_________________________
                         )
INVACARE CORPORATION and )
I.H.H. CORP.,            )
                         )
         Plaintiffs,     )
                         )
         v.              )   CIVIL ACTION NO:  97-CV-0205
                         )
HEALTHDYNE TECHNOLOGIES, )
  INC., ET AL.,          )
                         )
                         )
         Defendants.     )
_________________________)


                          PLAINTIFFS' REPLY TO COUNTERCLAIM
                  OF HEALTHDYNE TECHNOLOGIES, INC., AND COUNTERCLAIM
                  --------------------------------------------------


    Plaintiffs Invacare Corporation and I.H.H. Corp. (collectively "Invacare"), by and through their attorneys, of their own knowledge as to their actions and on information and belief as to the other matters herein, hereby file their reply to the Counterclaim of defendant Healthdyne Technologies, Inc. ("Healthdyne"), and a counterclaim, and state as follows:


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                                        REPLY
    Invacare responds as follows to the allegations of the Counterclaim:

                                          1.

    Responding to Paragraph 1, Invacare admits the allegations of the first, third, and fifth sentences. Invacare states that Healthdyne develops and manufactures proprietary respiratory and sleep disorder products and that it has, over the years, developed successful new products. Invacare denies the remaining allegations of Paragraph 1.

                                          2.

    Responding to Paragraph 2, Invacare admits the allegations in the first sentence. Invacare states that it has attempted to discuss various possible transactions with Healthdyne on several occasions and on each occasion Healthdyne has declined to pursue a transaction with Invacare. Invacare denies the remaining allegations of Paragraph 2.

                                          3.

    Responding to Paragraph 3, Invacare admits that on January 2, 1997, Invacare's chairman sent a letter to Healthdyne's president, Mr. Craig Reynolds, and states that the letter speaks for itself. Invacare denies that the Healthdyne board of directors gave Invacare's proposal careful consideration and states that


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Healthdyne rejected Invacare's proposal without even contacting Invacare.
Invacare lacks sufficient knowledge or information to admit or deny the remaining allegations of Paragraph 3.

                                          4.

    Responding to Paragraph 4, Invacare admits that on January 27, 1997, it commenced an all cash tender offer for all outstanding shares of Healthdyne at $13.00 per share (the "Offer"), and commenced litigation against Healthdyne and certain members of its Board of Directors. Invacare admits that at various times in the past Mr. Parker Petit has been personally represented by certain of Invacare's counsel. Invacare further admits that the Healthdyne Board of Directors on January 30, 1997 announced that it was rejecting the Offer as "grossly inadequate", in Healthdyne's words. Invacare denies the allegations of the third sentence of Paragraph 4. Invacare states that on January 27, 1997, it announced its intention to pay the same consideration, $13.00, in the same form, cash, in a second-step merger to all Healthdyne shareholders who did not tender their shares in the tender offer, subject to the terms and conditions of the Offer and the proposed merger. Invacare lacks sufficient knowledge or information to admit or deny the remaining allegations of Paragraph 4.

                                          5.


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    Responding to Paragraph 5, Invacare admits the allegations in the first sentence, admits that Healthdyne rejected the offer referred to therein, and admits that the closing price of Healthdyne stock on April 14, 1997 was higher than $13.50. Invacare denies that the offer was rejected after careful consideration and states that it lacks sufficient knowledge or information to admit or deny the remaining allegations of Paragraph 5.

                                          6.

    Responding to Paragraph 6, Invacare admits the allegations in the third sentence and that Healthdyne has adopted a shareholder rights plan, the terms of which speak for themselves. Invacare further admits that, when properly structured and used, shareholder rights plans can allow corporate directors additional time and negotiating power to respond to tender offers; that many corporations across the country have adopted shareholder rights plans; and that a shareholder rights plan can make consummation of a tender offer prohibitively expensive. Invacare states that the shareholder rights plan adopted by Healthdyne includes an unlawful and draconian Dead-Hand Provision as explained in the Complaint in this action. Invacare denies the remaining allegations in Paragraph 6, except for the legal conclusions as to which no response is required.


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                                          7.

    Responding to Paragraph 7, Invacare admits that Healthdyne's shareholder rights plan includes a Dead Hand Provision, as explained in the Complaint in this action, which Healthdyne refers to as a "'continuing director' feature" in the first sentence of Paragraph 7. Invacare states that the Dead Hand Provision speaks for itself. Invacare denies the remaining allegations of Paragraph 7.

                                          8.

    Invacare admits the allegations of Paragraph 8.

                                          9.

    Responding to Paragraph 9, Invacare admits that it intends to introduce certain proposals at the upcoming annual meeting of Healthdyne's shareholders, and respectfully refers the Court to Ex. A of Healthdyne's counterclaim for the full and complete terms of those proposals. Invacare further admits the allegations of the second sentence of Paragraph 9, to the extent that it accurately quotes from Invacare's proposal. Invacare denies the remaining allegations of Paragraph 9.

                                         10.

    Responding to Paragraph 10, Invacare admits that Healthdyne has quoted portions of O.C.G.A. Section 14-2-624, and the Comment


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thereto, but denies that O.C.G.A. Section  14-2-624 and the Comment have the meaning and legal effect attributed to them by Healthdyne.

                                         11.

    Invacare is without knowledge or information sufficient to form a belief as to the truth of the allegations of Paragraph 11.

                                         12.

    Responding to Paragraph 12, Invacare states that the cited statutes speak for themselves, but denies that these statutes have the meaning and legal effect attributed to them by Healthdyne. Invacare denies that the Georgia legislature has ever affirmed the legality or importance of Healthdyne's Dead Hand Provision, or any similar provision of a shareholder rights plan. Invacare denies the remaining allegations of Paragraph 12.

                                         13.

    Invacare denies the allegations of Paragraph 13.

                                         14.

    Responding to Paragraph 14, Invacare states that the cited statutes and comments thereto speak for themselves and denies that the statutes and comments have the meaning and legal effect attributed to them by Healthdyne.


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                                         15.

    Responding to Paragraph 15, Invacare states that the allegations set forth in its Complaint speak for themselves. Invacare denies the remaining allegations of Paragraph 15.

                                         16.

    Responding to Paragraph 16, Invacare denies that O.C.G.A. Section 14-2-624 has the meaning and legal effect attributed to it by Healthdyne.

                                         17.

    Invacare denies the allegations of Paragraph 17.

                                         18.

    Responding to Paragraph 18, Invacare states that a determination by this Court with respect to the validity of the proposed bylaw would be helpful prior to the annual shareholders meeting, and, as set forth in Invacare's counterclaim, the Court should determine and declare that the proposed bylaw is valid and enforceable.

                                         19.

    Invacare denies the allegations of the Counterclaim to the extent that they have not specifically been addressed in this response. Invacare further denies that Healthdyne is entitled to any of the relief sought by the Counterclaim.


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                                     COUNTERCLAIM

                                         20.

    On March 20, 1997, Invacare sent to Healthdyne a document titled "Notice of Business to be Brought Before the 1997 Annual Meeting of Shareholders of Healthdyne Technologies, Inc." ("March 20 Letter," Ex. A to Healthdyne Counterclaim). In the March 20 Letter, Invacare stated its intention to appear in person and/or by proxy at the 1997 annual meeting of Healthdyne's shareholders ("Annual Meeting") to, INTER ALIA, introduce five proposals for consideration by Healthdyne's shareholders. The second of these proposals ("Dead Hand Elimination Proposal") states:

         A proposal, to be considered prior to the election of directors at the Annual Meeting, to amend the Bylaws to provide that the Board of Directors shall have no authority to take any action, or omit to take any action, the effect of which action or omission would be to impose, or permit to continue to be imposed, any limitation (directly or indirectly, and including any such limitation imposed by means of a requirement for concurrence or other action by any particular director or particular type of director), resulting from or becoming operative in light of, in whole or in part, a change in the composition of the Board of Directors (whether or not under specified circumstances), on the exercise by any future Board of Directors of any power or authority that it would otherwise have, including any such limitation on the ability of a Board of Directors to redeem or amend any shareholder rights plan of the Company which


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         limitation results from or becomes operative in light of, in whole or in part, a change in the composition of the Board of Directors (whether or not under specified circumstances). In particular, but not in limitation, such amendment will also specifically provide that the incumbent Board of Directors will be in violation of the Bylaws if such Board, including any requisite group of "continuing directors", fails to immediately take all necessary action (prior to the consideration of the election of directors at the Annual Meeting) to amend any shareholder rights plan of the Company to remove all such limitations. Such amendment will further provide that such Bylaw may not be amended, or any new Bylaw provision which is in any manner inconsistent therewith be adopted, without the approval of the shareholders;

                                         21.

    Adopting the Dead Hand Elimination Proposal is a valid shareholder action under Georgia law and the amendment to Healthdyne's bylaws provided for in the Dead Hand Elimination Proposal would, if approved by the shareholders, be valid, binding, and enforceable.

                                         22.

    Healthdyne's attempt, by way of its counterclaim, to invalidate the Dead Hand Elimination Proposal and to preclude Healthdyne's shareholders from considering the Dead Hand Elimination Proposal at the Annual Meeting presents a real and immediate controversy between the parties. A judgment by the Court


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will determine, terminate, and afford relief from the uncertainty, insecurity and controversy surrounding the Dead Hand Elimination Proposal.

                                         23.

    Invacare seeks and is entitled to a declaration that the Dead Hand Elimination Proposal (a) is valid under Georgia law, (b) proposes an amendment to Healthdyne's bylaws that, if approved by the shareholders, is valid, binding and enforceable under Georgia law in accordance with its terms, (c) shall be submitted to the shareholders for a vote at the Annual Meeting at a time and in a manner such that, if adopted by the shareholders, will result in the elimination of the Dead Hand Provision, and (d) that if the Dead Hand Elimination Proposal is adopted, the Healthdyne board of directors must immediately act to amend its poison pill to eliminate the Dead Hand Provision. Invacare further seeks and is entitled to an order preventing Healthdyne and the other defendants from interfering with the consideration of the Dead Hand Elimination Proposal at the Annual Meeting.

                                         24.

    Invacare has no adequate remedy at law.

    WHEREFORE, Invacare respectfully requests that the Court:


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    (1)  Enter a judgment declaring that the Dead Hand Elimination Proposal (a)
is valid under Georgia law, (b) proposes an amendment to Healthdyne's bylaws that, if approved by the shareholders, is valid, binding and enforceable under Georgia law in accordance with its terms, (c) shall be submitted to the shareholders for a vote at the Annual Meeting at a time and in a manner such that, if adopted by the shareholders, will result in the elimination of the Dead Hand Provision, and (d) that if the Dead Hand Elimination Proposal is adopted, the Healthdyne board of directors must immediately act to amend its poison pill to eliminate the Dead Hand Provision;

    (2) Preliminarily and permanently enjoin the defendants from interfering with the consideration of the Dead Hand Elimination Proposal at the Annual Meeting;

    (3) Enter an order dismissing Healthdyne's counterclaim, with costs taxed to the defendants; and

    (4) Grant Invacare such other and further relief as this Court deems just and proper.


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DATED: May 28, 1997
                                       KING & SPALDING


                                        /s/ M. Robert Thornton
                                       ----------------------------------
                                       M. Robert Thornton
                                       Georgia Bar No. 710475
                                       Michael R. Smith
                                       Georgia Bar No. 661689
                                       David J. Onorato
                                       Georgia Bar No. 553826

191 Peachtree Street, N.E.            Attorneys for Plaintiffs Invacare
Atlanta, Georgia  30303               Corporation and I.H.H. Corp.
Telephone: (404) 572-4600
Facsimile: (404) 572-5100

Of Counsel:

SIMPSON THACHER & BARTLETT
425 Lexington Avenue
New York, New York  10017
(212) 455-2000


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